Exhibit 99.1

FOR IMMEDIATE RELEASE

February 16, 2021

Investor Relations: Kate Walsh, Vice President of Investor Relations & Tax, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Fourth Quarter and Full-Year 2020 Results,

Provides 2021 Financial Guidance

DALLAS, February 16, 2021 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) today reported financial results for the fourth quarter and full-year of 2020 and provided 2021 financial guidance.

Highlights:

•	Reported a net loss and positive net cash provided by operations for the fourth quarter of 2020 and full-year 2020.
•	Exceeded the high end of 2020 guidance for both adjusted EBITDA and free cash flow after distributions.
•	Achieved approximately 29% growth in Permian segment profit for fourth quarter of 2020 as compared to fourth quarter of 2019.
•	Reduced leverage to 4.1x for 2020 and ended the year with an undrawn $1.75 billion credit facility.

“EnLink achieved stable and resilient results for the fourth quarter of 2020 and throughout the past year, driven by our diversified asset platform and the team's relentless focus on execution," said Barry E. Davis, EnLink Chairman and Chief Executive Officer. "Despite the challenges of the past year, I am proud of the significant and swift actions our team took to position EnLink financially and operationally for long-term success, while maintaining our steadfast commitment to deliver best-in-class services reliably and safely.”

"Our large-scale, diversified platform generates significant, stable cash flows from our two growth segments in the Permian and Louisiana, our leading STACK position in Oklahoma, and our more mature asset base in North Texas. The Permian continues to drive near-term growth, with producers remaining active on our footprint, while our Louisiana system provides long-term growth opportunities as the Gulf Coast market grows.

"We are confident that the financial strength of our platform, combined with our unwavering focus on being a leader in midstream innovation and efficiency, will deliver superior returns for investors. In 2021 and beyond, one of our key focus areas will be to improve the sustainability of our business. We are already well positioned within the midstream space, with approximately 90% of our segment profit generated from natural gas and NGL services. However, there is more work to be done here, and we will continue to reduce and offset emissions, as well as increasingly integrate additional clean energy sources into how we fuel our own business."

Adjusted EBITDA and free cash flow after distributions (FCFAD) used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information and Other Definitions” below.

Fourth Quarter and Full-Year 2020 Results

$MM, unless noted	Fourth Quarter 2020	Full-Year 2020
Net (Loss)	(124)	(316)
Adjusted EBITDA, net to EnLink	262	1,039
Net Cash Provided by Operating Activities	170	731
Total Capital Expenditures, net to EnLink	33	219
Free Cash Flow After Distributions	92	311
Debt to Adjusted EBITDA, net to EnLink* at December 31, 2020		4.1x
Common Units Outstanding at February 11, 2021		490,048,405

*Calculated according to credit facility leverage covenant, which excludes cash on the balance sheet.

•	The net loss reported for the fourth quarter of 2020 was driven by an income tax expense of $159 million as a result of recording a valuation allowance related to deferred income tax assets.

•	Strong adjusted EBITDA generation throughout the year, with 2020 results exceeding the high end of the previously disclosed guidance range of $1.025 billion. The Permian delivered significant year-over-year segment profit growth of 29% due to key producer customers remaining active across our footprint through the cycle. All segments benefited from company wide cost reduction efforts, which removed approximately 23% of operating and general and administrative costs from EnLink's structure when compared to 2019.

•	Total capital expenditures for 2020 came in at the midpoint of the previously disclosed guidance range, representing a 65% decrease from 2019.

•	Strong free cash flow resulted in a significant reduction of debt, and we ended the year with a leverage ratio of 4.1x. In addition, we repaid $500 million of our $850 million term loan, which matures in December of 2021, with proceeds from the Senior Unsecured Notes offering we completed in December. We ended the year with no borrowings on our $1.75 billion revolving credit facility and $350 million of prepayable term loan balance.

•	FCFAD exceeded the high end of the previously disclosed guidance range, with strong execution, cost control, and capital discipline adding to the bottom line. Cash flow in the fourth quarter was adversely impacted by a $10.9 million payment to unwind out-of-the money interest rate hedges associated with the portion of the term loan we repaid in December 2020.

2021 Financial Guidance

$MM, unless noted	2021 Guidance
Net Income (1)	45 - 105
Adjusted EBITDA, net to EnLink	940 - 1,000
Capex, net to EnLink, & Plant Relocation Costs	140 - 180
Growth Capex, net to EnLink, & Plant Relocation Costs	105 - 135
Maintenance Capex, net to EnLink	35 - 45
Free Cash Flow After Distributions	275 - 325
Debt to Adjusted EBITDA, net to EnLink(2)	4.2x - 4.4x
Annualized 4Q20 Declared Distribution per Common Unit	$0.375/unit

(1)Net income is before non-controlling interest.

(2)Calculated according to credit facility leverage covenant, which excludes cash on the balance sheet.

•	Adjusted EBITDA, net to EnLink, for 2021 is forecasted to be roughly flat compared to 2020, when excluding the $56 million of minimum volume commitment (MVC) deficiency payments received from Devon Energy Corp. during 2020. 2020 was the last year for payments under the MVC with Devon and this represents the last significant MVC deficiency roll-off in EnLink's portfolio. Growth in the Permian segment, along with stability in the Louisiana segment, are expected to largely offset reduced volumes in Oklahoma and natural basin decline in North Texas.

•	Capital expenditures scheduled for 2021 are predominantly related to highly efficient well connect capital projects, and wells are projected to be connected fairly evenly throughout the year. The main expansion project, "Project War Horse," is the relocation of an underutilized natural gas processing plant from Oklahoma to the Midland Basin. This project, which will expand Midland gas processing capacity by 80 million cubic feet per day (MMcf/d), is expected to cost approximately $30 million (of which $25 million is considered operating expense for GAAP purposes), representing savings of approximately 65% as compared to the cost of a newbuild.

•	FCFAD for 2021 is forecasted to be strong, with all four segments contributing substantially throughout the year.

•	Debt-to-adjusted EBITDA is forecasted to be in the range of 4.2x to 4.4x for 2021, as calculated under the terms of EnLink's credit facility. EnLink's long-term leverage target of below 4.0x remains unchanged.

Segment Updates

Permian:

•	Segment profit of approximately $48 million for the fourth quarter of 2020 was approximately 3% higher as compared to the third quarter of 2020 and approximately 29% higher as compared to the fourth quarter of 2019. Growth over the third quarter of 2020 was driven largely by increased crude gathering volumes on EnLink's systems, coupled with strength in ethane and natural gas prices. Significant growth over the fourth quarter of 2019 was driven predominantly by the stable rig activity EnLink experienced, primarily on EnLink's natural gas system in the Midland Basin. The consistency of active rigs on EnLink's dedicated acreage translated into growth in natural gas gathered volumes and resiliency in processed volumes.

◦	Average natural gas gathering volumes for the fourth quarter of 2020 were approximately flat as compared to the third quarter of 2020 and approximately 16% higher as compared to the fourth quarter of 2019. Average natural gas processing volumes for the fourth quarter of 2020 decreased by approximately 2% and increased by approximately 7% as compared to the third quarter of 2020 and the fourth quarter of 2019, respectively. EnLink continues to benefit from strong producer drilling activity on its Permian footprint, and with a record inventory level of drilled but uncompleted wells available for completion, significant volume growth is expected throughout 2021.

◦	Average crude oil handling volumes for the fourth quarter of 2020 increased by approximately 21% as compared to the third quarter of 2020 and were approximately 2% lower as compared to the fourth quarter of 2019. The sequential increase was primarily driven by a rebound in gathered volumes, which were negatively impacted throughout 2020 as a result of crude price volatility. A more stable crude price environment is expected to drive crude volume growth in the Permian segment.

•	Project War Horse, as discussed above, is a low-cost, high-return natural gas plant expansion in the Midland, Texas, where EnLink plans to relocate an underutilized plant from Oklahoma. The relocation is expected to cost approximately $30 million and is expected to add approximately 80 MMcf/d of natural gas processing capacity. The relocation is expected to be completed during the second half of 2021.

•	Segment profit for 2021 is expected to range from $190 million to $230 million, with growth over full-year 2020 expected to be driven primarily by strong producer activity in the Midland Basin.

•	The Permian is expected to account for approximately 20% of EnLink's total segment profit during 2021. Given the pace of well connects projected for EnLink's Permian system, EnLink expects to allocate approximately 56% of total capital expenditures to Permian projects. This amount includes costs related to Project War Horse, the plant relocation from Oklahoma to Midland, for which the majority are treated as operating expenses for GAAP purposes.

•	EnLink has limited exposure to production on federal land, with exposure isolated to the New Mexico portion of the Permian's Delaware Basin. Approximately 4% of EnLink's forecasted 2021 total segment profit, net to EnLink, is connected to production on federal land. Based on customer discussions, we do not expect any significant near-term impact from recent Executive Orders from the Biden Administration.

Louisiana:

•	Segment profit of approximately $88 million for the fourth quarter of 2020 was approximately 27% higher as compared to the third quarter of 2020 and approximately 2% higher as compared to the fourth quarter of 2019. The significant sequential increase in segment profit was driven by regular seasonal tailwinds and enhancements to our natural gas liquids (NGLs) business following the acquisition of Devon's North Texas assets by BKV Oil and Gas Capital Partners.

◦	Average NGL fractionation volumes for the fourth quarter of 2020 were roughly flat as compared to the third quarter of 2020, and down 3% as compared to the fourth quarter of 2019.

◦	Average natural gas transportation volumes for the fourth quarter of 2020 were approximately 7% higher as compared to the third quarter of 2020 and roughly flat as compared to the fourth quarter of 2019.

◦	Average crude volumes on EnLink's Ohio River Valley system for the fourth quarter of 2020 were approximately 21% higher as compared to the third quarter of 2020 and flat as compared to the fourth quarter of 2019. Volumes rebounded during the fourth quarter of 2020 after being impacted by refinery cuts related to pandemic-driven demand deterioration.

•	Segment profit for 2021 is forecasted to range from $290 million to $320 million, which is generally in line with 2020 results. EnLink's commercial arrangement with Venture Global's Calcasieu Pass LNG facility has begun, and the sub-segment is expected to benefit from strong, consistent natural gas demand throughout 2021. The growth in EnLink's natural gas subsegment is expected to be somewhat offset by a lower quarterly run-rate in the Ohio River Valley subsegment and slightly muted results in the NGL subsegment as a result of near-term excess fractionation capacity in the Gulf Coast market.

•	Louisiana is projected to account for approximately 30% of EnLink’s total segment profit in 2021, with approximately 16% of total capital expenditures forecasted to be allocated to Louisiana operations.

Oklahoma:

•	Segment profit of approximately $104 million for the fourth quarter of 2020 was approximately 4% lower as compared to the third quarter of 2020 and approximately 11% lower as compared to the fourth quarter of 2019. The sequential and year-over-year decreases in segment profit are due to reduced activity in Oklahoma's STACK play as a result of the commodity price environment.

◦	Average natural gas gathering volumes for the fourth quarter of 2020 were approximately 7% lower as compared to the third quarter of 2020 and approximately 20% lower as compared to the fourth quarter of 2019.

◦	Average natural gas processing volumes for the fourth quarter of 2020 decreased approximately 6% and 15% when compared to the third quarter of 2020 and the fourth quarter of 2019, respectively.

◦	Both segment profit and volume for the fourth quarter of 2020 were adversely impacted by an extended severe ice storm.

•	Segment profit for 2021 is projected to range from $295 million to $325 million, which represents a 25% decrease (using the midpoint) from 2020 due in large part to the expiration of a significant MVC which had deficiency payments associated with it. This is the last significant MVC deficiency in EnLink's portfolio. The remainder of the decrease is related to lower volumes as a result of reduced drilling activity on EnLink's footprint during 2020. We are forecasting to receive the first volumes from the Devon and Dow Inc. joint venture in the second half of 2021, thus post-2021, EnLink will benefit from volumes related to the joint venture's activity.

•	Oklahoma is expected to account for approximately 30% of EnLink’s total segment profit in 2021, with approximately 13% of total capital expenditures forecasted to be allocated to Oklahoma.

North Texas:

•	Segment profit of $62 million for the fourth quarter of 2020 was approximately 7% lower as compared to the third quarter of 2020 and approximately 14% lower as compared to the fourth quarter of 2019. Results for the fourth quarter of 2020 reflect a reduction to processing fees charged to BKV, as compared to what was charged to Devon, in exchange for NGL enhancements realized in the NGL business.

◦	Average natural gas gathering volumes for the fourth quarter of 2020 were lower by approximately 4% as compared to the third quarter of 2020 and approximately 14% lower as compared to the fourth quarter of 2019.

◦	Average natural gas processing volumes for the fourth quarter of 2020 decreased by approximately 4% as compared to the third quarter of 2020 and decreased by approximately 13% as compared to the fourth quarter of 2019.

•	Segment profit for 2021 is expected to range from $220 million to $240 million. The decrease in forecasted 2021 segment profit as compared to 2020 results is due to volume decline in this mature basin, along with a full year of the reduction in processing fees charged to BKV in exchange for value chain enhancements to EnLink's Louisiana NGL business, which we expect will more than offset the processing fee discount.

•	North Texas is expected to account for approximately 20% of EnLink’s total segment profit in 2021, with approximately 12% of total capital expenditures expected to be allocated to North Texas operations.

2020 Sustainability Report

EnLink will post its 2020 Sustainability Report in May 2021 in the Sustainability section of EnLink’s website at www.EnLink.com.

Fourth Quarter, Full-Year 2020 Earnings Call Details

EnLink will host a webcast and conference call on Wednesday, February 17, at 8 a.m. Central time to discuss its fourth quarter and full-year results, along with 2021 financial guidance. The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to https://dpregister.com/sreg/10151402/e0cd7c4250. Here, they will receive their dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (distributable cash flow), and free cash flow after distributions, all as defined below:

Adjusted EBITDA is defined as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; loss on secured term loan receivable, (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity swaps; (payments under onerous performance obligation); transaction costs; relocation costs associated with the War Horse processing facility; accretion expense associated with asset retirement obligations; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

Distributable cash flow is defined as adjusted EBITDA, net to ENLC, plus (less) (interest expense, net of interest income); (maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (payments to terminate interest rate swaps); non-cash interest (income)/expense; and (current income taxes).

Free cash flow after distributions is defined as distributable cash flow plus (less) (distributions declared on common units); (growth capital expenditures, excluding growth capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated joint ventures); proceeds from the sale of equipment and land; and (relocation costs associated with the War Horse processing facility).

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA achievement is a primary metric used in our short-term incentive program for compensating employees.

Adjusted EBITDA, distributable cash flow and free cash flow after distributions, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Distribution coverage is calculated by dividing distributable cash flow by distributions declared to common unitholders.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term. Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, timing for completion of construction or expansion projects, expected financial and operational results associated with certain projects or growth capital expenditures, future operational results of our customers, results in certain basins, future rig count information or rig activity, future cost savings, profitability, financial metrics, operating efficiencies and other benefits of cost savings or operational initiatives, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of the unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (d) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect Devon or other customers, (f) adverse developments in the midstream business that may affect our financial condition, results of operations and reduce our ability to make distributions, (g) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) increasing scrutiny and changing expectations from stakeholders with respect to our environment, social and governance practices, (j) our ability to receive or renew required permits and other approvals, (k) changes in the availability and cost of capital, including as a result of a change in our credit rating, (l) the effects of existing and future laws and governmental regulations, including legislation or regulation relating to hydraulic fracturing or climate change or other environmental matters, (m) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, and (n) impairments to goodwill, long-lived assets and equity method investments. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. EnLink Midstream, LLC assumes no obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require growth capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total revenues	$1,064.3	$1,155.7	$3,893.8	$6,052.9

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (1)(2)	686.0	729.5	2,388.5	4,392.5
Operating expenses	90.7	115.5	373.8	467.1
Depreciation and amortization	157.3	153.9	638.6	617.0
Impairments	8.3	947.0	362.8	1,133.5
Gain (loss) on disposition of assets	6.0	1.0	8.8	(1.9)
General and administrative	23.7	30.5	103.3	152.6
Loss on secured term loan receivable	—	—	—	52.9
Total operating costs and expenses	972.0	1,977.4	3,875.8	6,813.7
Operating income (loss)	92.3	(821.7)	18.0	(760.8)
Other income (expense):
Interest expense, net of interest income	(57.0)	(55.5)	(223.3)	(216.0)
Gain on extinguishment of debt	—	—	32.0	—
Income (loss) from unconsolidated affiliates	(0.2)	(30.8)	0.6	(16.8)
Other income (loss)	(0.1)	0.8	0.3	0.9
Total other expense	(57.3)	(85.5)	(190.4)	(231.9)
Income (loss) before non-controlling interest and income taxes	35.0	(907.2)	(172.4)	(992.7)
Income tax expense	(159.2)	(4.2)	(143.2)	(6.9)
Net loss	(124.2)	(911.4)	(315.6)	(999.6)
Net income attributable to non-controlling interest	27.2	27.3	105.9	119.7
ENLC interest in net loss	$(151.4)	$(938.7)	$(421.5)	$(1,119.3)
Net loss attributable to ENLC per unit:
Basic common unit	$(0.31)	$(1.92)	$(0.86)	$(2.41)
Diluted common unit	$(0.31)	$(1.92)	$(0.86)	$(2.41)

(1)	Includes related party cost of sales of $2.5 million and $3.7 million for the three months ended December 31, 2020 and 2019, respectively, and excludes all operating expenses as well as depreciation and amortization related to our operating segments of $155.8 million and $151.6 million for the three months ended December 31, 2020 and 2019, respectively.

(2)	Includes related party cost of sales of $8.7 million and $21.7 million for the years ended December 31, 2020 and 2019, respectively, and excludes all operating expenses as well as depreciation and amortization related to our operating segments of $631.3 million and $608.6 million for the years ended December 31, 2020 and 2019, respectively.

EnLink Midstream, LLC

Reconciliation of Net Loss to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net loss	$(124.2)	$(911.4)	$(315.6)	$(999.6)
Interest expense, net of interest income	57.0	55.5	223.3	216.0
Depreciation and amortization	157.3	153.9	638.6	617.0
Impairments	8.3	947.0	362.8	1,133.5
Loss on secured term loan receivable (1)	—	—	—	52.9
(Income) loss from unconsolidated affiliate investments (2)	0.2	30.8	(0.6)	16.8
Distributions from unconsolidated affiliate investments	0.1	4.7	2.1	20.2
(Gain) loss on disposition of assets	6.0	1.0	8.8	(1.9)
Gain on extinguishment of debt	—	—	(32.0)	—
Unit-based compensation	3.8	8.2	28.4	39.4
Income tax expense	159.2	4.2	143.2	6.9
Unrealized loss on commodity swaps	2.5	4.8	10.5	0.1
Payments under onerous performance obligation offset to other current and long-term liabilities	—	—	—	(9.0)
Transaction costs (3)	—	—	—	13.9
Relocation costs associated with the War Horse processing facility (4)	0.8	—	0.8	—
Other (5)	(0.3)	(0.2)	(1.1)	(1.0)
Adjusted EBITDA before non-controlling interest	270.7	298.5	1,069.2	1,105.2
Non-controlling interest share of adjusted EBITDA from joint ventures (6)	(8.9)	(7.6)	(30.7)	(25.7)
Adjusted EBITDA, net to ENLC	$261.8	$290.9	$1,038.5	$1,079.5

(1)	In May 2018, we restructured our natural gas gathering and processing contract with White Star, and, as a result, recognized the discounted present value of a secured term loan receivable granted to us by White Star. We recorded a $52.9 million loss in our consolidated statement of operations for the year ended December 31, 2019 related to the write-off of the secured term loan receivable.

(2)	Includes a loss of $31.4 million for the three months and year ended December 31, 2019 related to an impairment on the carrying value of Cedar Cove Midstream LLC.

(3)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held EnLink Midstream Partners, LP ("ENLK") common units in January 2019.

(4)	Project War Horse includes operating expenses incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.

(5)	Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(6)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended December 31,	Year Ended December 31,
2020	2019	2020	2019
Net cash provided by operating activities	$170.1	$214.4	$731.1	$991.9
Interest expense (1)	54.9	54.5	218.2	213.7
Payments to terminate interest rate swaps (2)	10.9	—	10.9	—
Accruals for settled commodity swap transactions	(5.0)	(1.4)	(4.3)	(2.4)
Current income tax expense (benefit)	—	(2.0)	1.1	—
Distributions from unconsolidated affiliate investment in excess of earnings	0.1	2.9	0.5	3.7
Transaction costs (3)	—	—	—	13.9
Relocation costs associated with the War Horse processing facility (4)	0.8	—	0.8	—
Other (5)	(0.1)	(0.1)	(0.3)	(1.4)
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	79.0	(9.4)	6.4	(350.7)
Accounts payable, accrued product purchases, and other accrued liabilities (6)	(40.0)	39.6	104.8	236.5
Adjusted EBITDA before non-controlling interest	270.7	298.5	1,069.2	1,105.2
Non-controlling interest share of adjusted EBITDA from joint ventures (7)	(8.9)	(7.6)	(30.7)	(25.7)
Adjusted EBITDA, net to ENLC	261.8	290.9	1,038.5	1,079.5
Interest expense, net of interest income	(57.0)	(55.5)	(223.3)	(216.0)
Maintenance capital expenditures, net to ENLC (8)	(11.2)	(11.4)	(32.1)	(45.8)
ENLK preferred unit accrued cash distributions (9)	(22.9)	(22.8)	(91.4)	(91.7)
Payments to terminate interest rate swaps (2)	(10.9)	—	(10.9)	—
Other (10)	0.2	1.9	(0.9)	(2.2)
Distributable cash flow	160.0	203.1	679.9	723.8
Common distributions declared	(46.7)	(92.3)	(186.0)	(508.1)
Growth capital expenditures, net to ENLC (8)	(21.3)	(88.9)	(187.2)	(599.8)
Proceeds from the sale of equipment and land (11)	0.4	0.5	4.6	8.2
Relocation costs associated with the War Horse processing facility (4)	(0.8)	—	(0.8)	—
Free cash flow after distributions	$91.6	$22.4	$310.5	$(375.9)

Actual declared distribution to common unitholders	$46.7	$92.3	$186.0	$508.1
Distribution coverage	3.43	x	2.20	x	3.66	x	1.42	x
Distributions declared per ENLC unit	$0.09375	$0.1875	$0.375	$1.0325

(1)	Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income/(expense), which is netted against interest expense but not included in adjusted EBITDA.

(2)	Represents cash paid for the early termination of $500.0 million of our interest rate swaps due to the partial repayment of EnLink's $850 million term loan in December 2020.

(3)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units in January 2019.

(4)	Project War Horse includes operating expenses incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.

(5)	Includes amortization of designated cash flow hedge and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(6)	Net of payments under onerous performance obligation offset to other current and long-term liabilities during the year ended December 31, 2019.

(7)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50.0% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(8)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(9)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units, which are not available to common unitholders.

(10)	Includes non-cash interest (income)/expense and current income tax expense.

(11)	Represents proceeds from the sale of surplus or unused equipment and land. These sales occurred in the normal operation of our business and did not include major divestitures.

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	936,400	806,700	890,800	723,400
Processing (MMBtu/d)	907,800	849,500	899,000	771,400
Crude Oil Handling (Bbls/d)	120,300	122,900	116,200	132,000
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,096,800	2,124,300	1,993,900	2,050,000
Crude Oil Handling (Bbls/d)	19,000	19,200	16,900	18,900
NGL Fractionation (Gals/d)	7,403,300	7,668,800	7,597,800	7,341,700
Brine Disposal (Bbls/d)	1,200	1,500	1,300	2,700
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,039,500	1,296,600	1,116,500	1,302,200
Processing (MMBtu/d)	1,061,800	1,252,400	1,105,900	1,276,700
Crude Oil Handling (Bbls/d)	22,700	46,400	28,700	47,300
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,399,400	1,634,000	1,478,200	1,651,900
Processing (MMBtu/d)	645,100	741,200	671,000	750,500

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2021 Outlook [1]
Midpoint
Net income of EnLink Midstream, LLC (2)	$75.0
Interest expense, net of interest income	242.0
Depreciation and amortization	604.0
Income from unconsolidated affiliate investments	(2.0)
Distributions from unconsolidated affiliate investments	1.0
Unit-based compensation	31.0
Income taxes	30.0
Project War Horse (3)	25.0
Other (4)	(1.0)
Adjusted EBITDA before non-controlling interest	1005.0
Non-controlling interest share of adjusted EBITDA (5)	(35.0)
Adjusted EBITDA, net to EnLink Midstream, LLC	970.0
Interest expense, net of interest income	(242.0)
Maintenance capital expenditures, net to ENLK (6)	(40.0)
Preferred unit accrued cash distributions (7)	(92.0)
Other (8)	10.0
Distributable cash flow	606.0
Common distributions declared	(186.0)
Growth capital expenditures, net to EnLink and Project War Horse (3)(6)	(120.0)
Free cash flow after distributions	$300.0

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2021. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)	Net income includes estimated net income attributable to (i) NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV, (ii) Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV., and (iii) other minor non-controlling interests.

(3)	Project War Horse includes operating expenses incurred related to the relocation of equipment and facilities from the Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that we expect to complete in 2021 and are not part of our ongoing operations.

(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.

(5)	Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon's 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.

(6)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.

(8)	Includes non-cash interest (income)/expense and current tax income/(expense).

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA and Excess Free Cash Flow because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies' control. For the same reasons, EnLink is unable to address the probable significance of the unavailable information, which could be material to future results.